Exhibit 5.1

June 7, 2024

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-279084) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the issuance by the Company of its €1,000,000,000 aggregate principal amount of 3.828% Notes due 2032 (the “Notes”). The Notes are being offered and sold pursuant to a Prospectus, dated May 2, 2024 (which forms a part of and is included in the Registration Statement), as supplemented by the Prospectus Supplement, dated June 4, 2024 (together, the “Prospectus”), filed with the Commission on June 6, 2024 pursuant to Rule 424(b)(2) under the Act, and an Underwriting Agreement, dated June 4, 2024 (the “Underwriting Agreement”), among the Company and the representatives of the several underwriters named therein (the “Underwriters”).

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus; (b) a copy of the Indenture, dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JP Morgan Chase Bank), as trustee (the “Trustee”); (c) an executed copy of the Underwriting Agreement, relating to the sale by the Company to the Underwriters of the Notes; and (d) the global certificate evidencing the Notes executed by the Company and registered in the name of The Bank of New York Depository (Nominees) Limited, delivered by the Company to the Trustee for authentication and delivery.

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or photocopied copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Company and the Trustee.

Based on the foregoing, I am of the opinion that:

(i)           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus.

(ii)          The Company has the corporate power and authority to execute, deliver and perform all of its obligations under the Underwriting Agreement, the Indenture and the Notes.

(iii)          The Underwriting Agreement, the Indenture and the Notes have been duly authorized, executed and delivered by the Company.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof. In addition, I consent to the reference to me under the caption “Legal Matters” in the Prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel

[Signature Page to Associate General Counsel’s Exhibit 5 Opinion (EUR)]